Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-261064) of BayFirst Financial Corp. of our report dated March 24, 2025, with respect to the consolidated financial statements of BayFirst Financial Corp. included in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Tampa, Florida
March 24, 2025